UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 9, 2005

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14227	13-3317668
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2 Applegate Drive, Robbinsville, NJ		08691
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:    (609) 632-0800

399 Executive Boulevard, Elmsford, New York 10523

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01               Entry into a Material Definitive Agreement.

American Bank Note Holographics, Inc. (the “Company”) and Mark J. Bonney entered into an employment agreement dated as of June 9, 2005 (the “Bonney Employment Agreement”).  Under the terms of the Bonney Employment Agreement, Mr. Bonney shall serve as the Company’s Executive Vice President, Chief Financial Officer and Secretary.  The Bonney Employment Agreement provides for an initial base salary of $215,000 per year, and that Mr. Bonney will be eligible to receive an annual bonus.  Mr. Bonney was also granted an option to purchase 112,500 shares of the Company’s common stock at an exercise price of $3.80 per share.  The Company will pay for, or reimburse Mr. Bonney for, expenses incurred in connection with the relocation of his residence to a location near the Company’s new facility in Robbinsville, New Jersey.

The Bonney Employment Agreement also provided for amendments to the options to purchase 30,000 shares of common stock Mr. Bonney received in connection with his serving as a director of the Company to permit the options to remain outstanding and continue to vest according to their original schedule during the term of Mr. Bonney’s employment with the Company.  The Board of Directors also adopted a technical amendment to the Company’s 2000 Stock Incentive Plan to permit the amendment to such options.

The Company and Alan Goldstein entered into an amended and restated employment agreement dated as of June 9, 2005 (the “Goldstein Amended Agreement”).  Under the terms of the Goldstein Amended Agreement, which expires on March 31, 2006 and replaces Mr. Goldstein’s existing employment agreement, Mr. Goldstein shall serve as the Company’s Vice President of Finance.  Mr. Goldstein shall receive a base salary at the rate of $240,000 per year.  In the event that prior to March 31, 2006, Mr. Goldstein is terminated without “cause”, resigns for “good reason”, as such terms are defined in the Goldstein Amended Agreement, or is employed at the Company’s discretion until March 31, 2006; Mr. Goldstein is entitled to a severance payment equal to nine months salary and benefits.

A copy of the press release issued by the Company relating to the foregoing is attached hereto as Exhibit 99.1.

ITEM 5.02             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 9, 2005, the Company’s Board of Directors accepted the resignation of Mark J. Bonney from the Board of Directors.  Mr. Bonney had also served as Chairman of the Audit Committee and as a member of the Compensation Committee of the Board of Directors. Mr. Bonney’s resignation occurred in conjunction with his appointment as Executive Vice President, Chief Financial Officer and Secretary of the Company, and his entry into the Bonney Employment Agreement with the Company, as described above.

Mr. Bonney served as a director of the Company since February 2003.  Prior to his appointment as Executive Vice President, Chief Financial Officer and Secretary, Mr. Bonney had been the Managing Partner of Endeavour Advisors, LLC, a strategic and financial management-consulting firm, since April 2004 and Chief Executive Officer of MJB Consulting from March 2002 through March 2004.  Prior thereto, Mr. Bonney was the President and Chief Operating Officer of Axsys Technologies, a leading supplier of optical components and subsystems from August 1999 through March 2002.  Prior thereto, Mr. Bonney held various positions, including Vice President of Operations, Vice President of Finance and Chief Financial Officer of Zygo Corporation, a manufacturer of measurement systems and optical products, from March 1993 through July 1999.  Mr. Bonney holds a BS in Business Administration and Economics from Central Connecticut State University and an MBA in Finance from the University of Hartford.

Mr. Bonney replaces Alan Goldstein as the Company’s Chief Financial Officer.  Mr. Goldstein will remain with the Company as the Company’s Vice President of Finance under the Goldstein Amended Agreement,  as described above.

ITEM 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

	99.1	Press release issued by American Bank Note Holographics, Inc., dated June 10, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

Date: June 14, 2005	By:	/s/ Kenneth H. Traub
Kenneth H. Traub
President and Chief Executive Officer